Exhibit 99.3

CONSENT OF CBRE, S.A. DE C.V.

We hereby consent to the use of our name in the Registration Statement on Form F-1 of Corporación Inmobiliaria Vesta, S.A.B. de C.V. and any amendments thereto (the “Registration Statement”) and the references to and information contained in the appraisal reports of CBRE, S.A. de C.V. prepared for Corporación Inmobiliaria Vesta, S.A.B. de C.V., wherever appearing in the Registration Statement, including but not limited to our company under the “Presentation of Financial and Other Information,” “Summary,” “Industry and Regulatory Overview” and “Business” in the Registration Statement.

Dated: December 5, 2023

CBRE, S.A. de C.V.

By:	/s/ Lyman Alan Daniels
Name:	Lyman Alan Daniels
Title:	President